Exhibit 99.1

ZYNGA APPOINTS REGINA DUGAN TO BOARD OF DIRECTORS

John Doerr Appointed Lead Independent Director of Zynga’s Board of Directors

SAN FRANCISCO – July 9, 2014 – Zynga Inc. (Nasdaq: ZNGA), a leading social game developer, today announced that Dr. Regina E. Dugan, Vice President of Engineering and leader of the Advanced Technology and Projects (ATAP) group at Google Inc., joined the company’s Board of Directors.

“I have admired Regina’s work and visionary thinking for years and believe she will be an incredible addition to the Zynga Board of Directors and a true catalyst for creative thinking at Zynga,” said Don Mattrick, CEO of Zynga. “Regina is a dynamic leader who embraces new ideas and inspires teams to reimagine how technology and tools can positively disrupt the world. As we focus on growing and sustaining our leading franchises and creating new hits, Regina’s expertise and counsel will put us in a better position to deliver consumers next generation entertainment experiences that span categories, platforms and devices.”

“I believe we need to play. Zynga is full of creative thinkers who embrace the power of play. Einstein famously stated that ‘combinatory play seems to be the essential feature in productive thought,’ and this spirit is embodied in Zynga’s products, which have brought new technology to games. Games that help people connect, share, rest and energize through play. I look forward to working with Don and the board on the company’s next chapter,” said Regina Dugan.

Google’s ATAP group is charged with creating breakthrough innovations in mobile computing and accelerating the development of promising technologies to market. From May 2012 until February 2014, Dr. Dugan was Senior Vice President and a member of the Senior Leadership Team at Motorola Mobility. In February 2014, ATAP transitioned to Google’s Android, Chrome & Apps product area.

Previously, Dr. Dugan served as the 19th Director and first female leader of the Defense Advanced Research Projects Agency (DARPA), the principal agency within the U.S. Department of Defense for research, development and demonstration of high-risk, high-payoff capabilities for the future combat force. DARPA’s long list of breakthrough achievements includes the Internet, stealth technology, and GPS. As Director, Dr. Dugan advanced strategic initiatives in cyber security, hypersonics, social media, and advanced manufacturing.

In her career, Dr. Dugan has been widely recognized for her leadership in innovation and technology development, and has received numerous accolades including being named “Tech Titan” by Washingtonian Magazine, to “The Verge 50” list, as well as Fast Company’s “Most Creative People in Business 1000” and CNN’s “Top 10 Thinkers.”

Dr. Dugan obtained her doctoral degree in mechanical engineering from the California Institute of Technology and her master’s and bachelor’s degrees from Virginia Tech. In 2013, she was inducted into the Virginia Tech College of Engineering’s Academy of Engineering Excellence. She is the co-author of the 1996 book Engineering Thermodynamics, and the sole inventor or co-inventor of multiple patents and patents pending.

Zynga’s distinguished board members include Mark Pincus, Don Mattrick, William “Bing” Gordon and independent Directors Dr. Regina E. Dugan, Stanley J. Meresman, Sunil Paul, Ellen F. Siminoff and John Doerr, who was recently appointed by the Board as lead independent Director.

On Zynga’s Board, Dr. Dugan will chair the Nominating and Governance Committee and become a member of the Product Committee alongside members including Don Mattrick, Bing Gordon and Mark Pincus. In addition to her leadership role at Google, Dr. Dugan, 51, also serves on the Board of Directors of Varian Medical Systems, Inc. (NYSE: VAR).

About Zynga Inc.

Zynga Inc. is a leading developer of the world’s most popular social games that are played by more than 100 million monthly consumers. The company has created evergreen franchises such as FarmVille, Zynga Casino and Words With Friends. Zynga’s NaturalMotion, an Oxford-based mobile game and technology developer, is the creator of hit mobile games in popular entertainment categories, including CSR Racing, CSR Classics and Clumsy Ninja. Zynga games have been played by more than 1 billion people around the world and are available on a number of global platforms including Apple iOS, Google Android, Facebook and Zynga.com. The company is headquartered in San Francisco, Calif. Learn more about Zynga at http://blog.zynga.com or follow us on Twitter and Facebook.

Contacts

Zynga

Stephanie Hess

shess@zynga.com

Kelly Pakula Kunz

kpakula@zynga.com